Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into on March 28, 2016, by and between Vascular Solutions, Inc. a Minnesota corporation (the “Company”), and Charmaine Sutton (“Consultant”).

WHEREAS, Consultant currently serves as the Senior Vice President, Regulatory and Quality Assurance pursuant to that certain Employment Agreement made March 15, 2010 by and between the Company and Consultant, amended as of July 27, 2015 (as amended, the “Employment Agreement”); and

WHEREAS, Consultant has provided notice of voluntary termination of her employment under the Employment Agreement effective March 31, 2016, after which Consultant will continue to be subject to the continuing obligations regarding confidential information (Section 6) and competitive activities (Section 7) under the Employment Agreement for the periods specified in the Employment Agreement, which are not extended by this Agreement; and

WHEREAS, Consultant has extensive experience and expertise in medical device quality systems and regulatory matters, and Consultant desires to provide services in these areas to the Company in a consulting role after the termination of the Employment Agreement; and

WHEREAS, the Company desires to have Consultant provide the services in these areas in a consulting role after the termination of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.         Consulting Arrangement.  Beginning April 4, 2016 (the “Commencement Date”), Consultant agrees to make her experience and expertise available to the Company by serving as an independent consultant to the Company on an as-requested, as-available and as-needed basis, under the direction of the Company’s Chief Executive Officer in the following areas:

(a)	regulatory strategies, submissions and reviews;

(b)	quality systems management, operations and reviews; and

(c)	such other services and areas as agreed to by the Consultant and the Company.

Consultant will provide the consulting services during the term of this Agreement through in-person meetings, telephone conversations and email messages.

2.         Compensation.

2.1       In exchange for services provided under this Agreement, the Company will pay Consultant at an initial rate of $8,250 per week, representing an hourly rate of $275 and an assumed 30 hours per week of consulting services, although the payment will not be subject to the provision or tracking of any specific number of hours of services provided.  The fixed $8,250 per week amount will apply for the first three months of this Agreement, assuming this Agreement is not otherwise terminated in accordance with its terms.  For the calendar quarter beginning on July 1, 2016, the parties anticipate that the payment rate for consulting services will be reduced by mutual agreement to $5,500 per week based on an hourly rate of $275 and an assumed average of 20 hours per week of consulting services.  For the calendar quarter beginning on October 1, 2016, the parties anticipate that the payment rate for consulting services will be reduced by mutual agreement to $2,750 per week, representing an hourly rate of $275 and an assumed average of 10 hours per week of consulting services.  Beginning January 1, 2017, the parties anticipate that the payment rate for consulting services will be modified by mutual agreement to $275 per hour of consulting services provided by Consultant under this Agreement.  All changes to the payment rate under this Agreement, including the anticipated changes addressed above, are subject to discussion and mutual acceptance by the parties.  Any changes to the payment rate for consulting services will become effective on the first Monday of the calendar quarter of the change.

2.2       For fees incurred for services rendered by Consultant in 2016, the Company will pay Consultant automatically in monthly increments in the first check run following the end of the month for services provided in that month.  Beginning January 1, 2017, the Company will pay Consultant net thirty days after receipt by the Company of a monthly invoice identifying actual hours worked and consulting services provided.

2.3       The Company will reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with the consulting services, provided Consultant has received prior written approval from an officer of the Company for any expense in excess of $500 and accounts properly for all expenses (including by providing receipts) in accordance with the Company’s policy and Internal Revenue Service requirements.

3.         Protection of Trade Secrets, Know-How, and/or Other Confidential Information.

3.1       “Confidential Information” means  any know-how, trade secrets or any other secret, proprietary or confidential information, knowledge, or data of a person or entity; provided, that “Confidential Information” shall not include information that:

(a)	is or becomes publicly available to the receiving party through no fault of such receiving party; or

(b)	can be reasonably demonstrated to have been known to or hereafter developed by the receiving party independently of any disclosure of Confidential Information by the disclosing party; or

(c)	is disclosed to the receiving party by a third party who, to the best of the receiving party’s knowledge, is lawfully in possession of the same and has the right to make such disclosure; or

(d)	is required to be disclosed by law, government regulation, or court order.

3.2       Consultant shall not directly or indirectly disclose or use at any time either during or for three years subsequent to her service to the Company, Confidential Information of the Company except as such disclosure or use may be required in connection with her work for the Company or unless Consultant first secures written permission for such disclosure from the Company.  Upon termination of her services to the Company, Consultant shall turn over to the Company all notes, memoranda, notebooks, drawings, or other documents made, compiled, or delivered by or to Consultant during the course of her services concerning any marketing strategies, device, apparatus, or process manufactured, used, developed, investigated, or marketed by the Company.  It is agreed that the same and all information contained in such notes, memoranda, notebooks, drawings or other documents is at all times the property of the Company.

4.         Term and Termination.  This Agreement shall be effective for a term of one (1) year from the Commencement Date, but may be extended or amended upon the mutual written consent of the Company and Consultant.  Either the Company or Consultant may terminate this Agreement at any time and for any reason, or no reason at all, upon thirty (30) days of written notice to the other party.  Section 3 will survive the termination or expiration of this Agreement.

5.         Compliance with Obligations and Laws.  Consultant represents and warrants that she currently has no agreement with, or other obligation to, any third party that would conflict with her providing the services described in this Agreement.  Consultant agrees that she will not enter into any such agreement, or incur any such obligation during the term of this Agreement.  Consultant will comply with all federal, state, local and foreign governmental laws, ordinances, rules, regulations and orders applicable to Consultant’s performance under this Agreement.

6.         Independent Contractor.  Consultant will act as an independent contractor in the performance of her duties under this Agreement.  Consultant will be responsible for payment of all taxes, including Federal, State and local taxes arising out of Consultant’s activities under this Agreement, including income tax, Social Security tax, unemployment insurance tax and other applicable taxes or business license fees.

7.         Assignment.  This Agreement is not assignable by Consultant in whole or in part without the prior written consent of the Company.  The Company may assign this Agreement to its successors or assigns.

8.         Entire Agreement and Counterparts.  This Agreement contains the entire Agreement between the parties with respect to the matters thereto, and it shall be amended or modified only by written instrument signed by both parties hereto.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

9.         Minnesota Law.  This Agreement shall operate under and be construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, this Agreement has been executed on the day and year written above by and between the following parties.

VASCULAR SOLUTIONS, INC

By:	/s/ Howard Root
Howard Root, Chief Executive Officer

CONSULTANT

/s/ Charmaine Sutton
Charmaine Sutton